EXHIBIT 16
[LETTERHEAD OF GROBSTEIN, HORWATH & COMPANY LLP]
December 7, 2006
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Gentlemen:
We have read Item 4.01 of Form 8-K, dated December 1, 2006, of Syntax-Brillian Corporation and are in agreement with the statements contained in the first sentence of paragraph of 4.01(a), and paragraphs 4.01(b), (c), and (e) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
Very truly yours,
/s/ GROBSTEIN, HORWATH & COMPANY LLP

cc:	Mr. Wayne A. Pratt Executive Vice President and Chief Financial Officer, Syntax-Brillian Corporation